     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1997
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        HOUSTON INDUSTRIES INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           TEXAS                                          74-1885573
  (STATE OR OTHER JURISDICTION                         (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)


                                                     HUGH RICE KELLY
                                             EXECUTIVE VICE PRESIDENT, GENERAL
                                                       COUNSEL AND
           1111 LOUISIANA                          CORPORATE SECRETARY
        HOUSTON, TEXAS 77002                         1111 LOUISIANA
           (713) 207-3000                         HOUSTON, TEXAS 77002
  (ADDRESS, INCLUDING ZIP CODE, AND                  (713) 207-3000
    TELEPHONE NUMBER, INCLUDING             (NAME, ADDRESS, INCLUDING ZIP CODE,
     AREA CODE, OF REGISTRANT'S                    AND TELEPHONE NUMBER,
    PRINCIPAL EXECUTIVE OFFICES)            INCLUDING AREA CODE, OF AGENT FOR
                                                   SERVICE OF REGISTRANT)

                               ----------------

                                  COPIES TO:

          MARGO S. SCHOLIN                        ROBERT W. REEDER, III
        BAKER & BOTTS, L.L.P.                      SULLIVAN & CROMWELL
            910 LOUISIANA                           125 BROAD STREET
           ONE SHELL PLAZA                      NEW YORK, NEW YORK 10004
      HOUSTON, TEXAS 77002-4995                      (212) 558-4000
           (713) 229-1234

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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                                                     PROPOSED
      TITLE OF                       PROPOSED        MAXIMUM
   EACH CLASS OF        AMOUNT   MAXIMUM OFFERING   AGGREGATE     AMOUNT OF
     SECURITIES         TO BE         PRICE       OFFERING PRICE REGISTRATION
  TO BE REGISTERED    REGISTERED   PER UNIT (1)         (1)          FEE
-----------------------------------------------------------------------------
Automatic Common Ex-
 change Securities    22,909,040      $47.31      $1,083,883,955 $328,449.68
-----------------------------------------------------------------------------
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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of Time Warner Inc. Common Stock as reported on the New York Stock Exchange on
    June 24, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 30, 1997

                             20,000,000 SECURITIES

                        HOUSTON INDUSTRIES INCORPORATED

           % AUTOMATIC COMMON EXCHANGE SECURITIES DUE            , 2000

     (SUBJECT TO EXCHANGE INTO SHARES OF COMMON STOCK OF TIME WARNER INC.)

  Each of the     % Automatic Common Exchange Securities due          , 2000
(each, a "Security") of Houston Industries Incorporated (the "Company") being
offered hereby will be issued with a face amount of $      (the "Face Amount"
or the "Initial Price"), which amount is equal to the last sale price of the common stock (the "Time Warner Common Stock") of Time Warner Inc. ("Time
Warner") on            , 1997 as reported on the New York Stock Exchange. The
Securities will mature on           , 2000 (the "Stated Maturity"). Interest on
the Securities, at the rate of     % of the Face Amount per annum, is payable
quarterly in arrears on each         ,          ,              and            ,
beginning            , 1997. The Securities will be represented by one or more
global Securities registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Securities in definitive form will not be issued. See "Description of the Securities--Book-Entry Only Issuance".

  At maturity (including as a result of acceleration or otherwise, "Maturity"), the principal amount of each Security will be mandatorily exchanged by the Company for a number of shares of Time Warner Common Stock (or, at the Company's option, which may be exercised with respect to any or all of the shares of Time Warner Common Stock deliverable upon exchange of the Securities, cash with an equal value) at the Exchange Rate, plus any accrued and unpaid interest up to Maturity. The Exchange Rate is equal to, subject to certain adjustments, (a) if the Maturity Price is greater than or equal to $
per share of Time Warner Common Stock (the "Threshold Appreciation Price"),
 .       shares of Time Warner Common Stock per Security, (b) if the Maturity
Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of Time Warner Common Stock per Security so that the value thereof (determined at the Maturity Price) equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, one share of Time Warner Common Stock per Security. The "Maturity Price" means the average Volume Weighted Average Price (as defined herein) per share of Time Warner Common Stock for the 20 Trading Days ending two Business Days (as defined herein) prior to Maturity. Accordingly, holders of the Securities will not necessarily receive an amount equal to the Face Amount thereof. The Securities will be unsecured obligations of the Company and will rank pari passu with all of its other unsecured and unsubordinated indebtedness. Time Warner will have no obligations with respect to the Securities. See "Description of the Securities".

  The Securities are subject to redemption, at the option of the Company, in whole (but not in part) following the occurrence of a Tax Redemption Event (as defined herein), at the Tax Redemption Price (as defined herein), together with accrued and unpaid interest to but excluding the date of redemption (the "Redemption Date"). See "Description of the Securities--Redemption".

       SEE "RISK FACTORS" BEGINNING ON PAGE    FOR CERTAIN CONSIDERATIONS
                  RELEVANT TO AN INVESTMENT IN THE SECURITIES.

  The Time Warner Common Stock is listed on the New York Stock Exchange ("NYSE"). The Company intends to make application to list the Securities on the NYSE.

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                                   INITIAL PUBLIC   UNDERWRITING PROCEEDS TO THE
                                  OFFERING PRICE(1) DISCOUNT(2)   COMPANY(1)(3)
                                  ----------------- ------------ ---------------
Per Security.....................    $               $             $
Total(4).........................       $              $             $

-----
(1)Plus accrued interest, if any, from                , 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3)Before deducting expenses payable by the Company, estimated to be $860,000.
(4) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 2,909,040 Securities at the initial public offering price per Security, less the underwriting discount, solely to cover over-allotments. If such over-allotment option is exercised in full, the total initial public offering price, underwriting discount and proceeds to the
    Company will be $        , $         and $        , respectively. See
    "Underwriting".

                                  ----------

  The Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Securities will be ready for delivery in book-entry form only through the
facilities of DTC in New York, New York, on or about                , 1997,
against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.      CREDIT SUISSE FIRST BOSTON         MERRILL LYNCH & CO.

                                  ----------

             The date of this Prospectus is                , 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES AND THE TIME WARNER COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the New York, Chicago and London Stock Exchanges. Reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and at the offices of The Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission at the addresses set forth above or through the Commission's home page on the Internet. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company (File No. 1-7629) with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996;

    (2) The Company's Quarterly Report on Form 10-Q for its quarterly period ended March 31, 1997; and

    (3) The Company's Current Report on Form 8-K dated February 5, 1997.

  Each document or report filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of the Securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in any document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to:
Corporate Secretary, Houston Industries Incorporated, 1111 Louisiana, Houston, Texas 77002, telephone number (713) 207-3000.

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. It is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus. Capitalized terms which are not defined in this summary are used as defined elsewhere in this Prospectus.

                        HOUSTON INDUSTRIES INCORPORATED

  The Company is a holding company operating principally in the electric utility business. Houston Lighting & Power Company ("HL&P") is the principal subsidiary of the Company and is engaged in the generation, transmission, distribution and sale of electric energy. HL&P is the nation's tenth-largest electric utility in terms of kilowatt-hour sales. HL&P's service area covers a 5,000-square mile area on the Texas Gulf Coast, including Houston (the nation's fourth largest city). HL&P serves approximately 1.5 million residential, commercial and industrial customers. The business and operations of HL&P historically have accounted for substantially all of the Company's consolidated income from continuing operations and common stock equity. Houston Industries Energy, Inc., a wholly owned subsidiary of the Company ("HI Energy"), participates primarily in the development and acquisition of foreign independent power projects and the privatization of foreign generating and distribution facilities. In August 1996, the Company entered into an agreement to acquire NorAm Energy Corp. ("NorAm"), a Houston-based company which has natural gas pipeline, marketing and distribution operations and provides a variety of energy services. Closing of the NorAm acquisition is pending certain regulatory approvals. See "Houston Industries Incorporated--The NorAm Merger". For a description of the Company's securities holdings in Time Warner, see "Houston Industries Incorporated".

                                TIME WARNER INC.

  According to publicly available documents, Time Warner, together with its consolidated and unconsolidated subsidiaries, is one of the world's leading media and entertainment companies. Time Warner classifies its business interests in four fundamental areas: Entertainment, consisting principally of interests in recorded music and music publishing, filmed entertainment, television production, television broadcasting and theme parks; Cable Networks, consisting principally of interests in cable television programming and sports franchises; Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing; and Cable, consisting principally of interests in cable television systems. Time Warner is a holding company that derives its operating income and cash flow from its investments in its direct subsidiaries Time Warner Companies, Inc. and Turner Broadcasting System, Inc. Time Warner will have no obligations with respect to the Securities.

                            THE SECURITIES OFFERING

SECURITIES OFFERED..................  20,000,000 Securities.

FACE AMOUNT.........................  $       per Security.

STATED MATURITY.....................                 , 2000.

INTEREST RATE.......................        % per annum, or $.    per Security
                                      per annum, payable quarterly in arrears.

INTEREST PAYMENT DATES..............             ,             ,
                                      and             , beginning             ,
                                      1997.

EXCHANGE AT MATURITY................  At Maturity, the principal amount of each
                                      Security will be mandatorily exchanged by
                                      the Company for a
                                      number of shares of Time Warner Common
                                      Stock (or, at the Company's option, which
                                      may be exercised with respect to any or
                                      all of the shares of Time Warner Common
                                      Stock deliverable upon exchange of the
                                      outstanding Securities, cash with an
                                      equal value) at the Exchange Rate, plus
                                      any accrued and unpaid interest up to
                                      Maturity. The Exchange Rate is equal to,
                                      subject to certain adjustments, (a) if
                                      the Maturity Price is greater than or
                                      equal to the Threshold Appreciation
                                      Price, .       shares of Time Warner
                                      Common Stock per Security, (b) if the
                                      Maturity Price is less than the Threshold
                                      Appreciation Price but is greater than
                                      the Initial Price, a fractional share of Time Warner Common Stock per Security so that the value thereof (determined at the Maturity Price) equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, one share of Time Warner Common Stock per Security. The "Maturity Price" means the average Volume Weighted Average Price per share of Time Warner Common Stock for the 20 Trading Days ending two Business Days prior to Maturity. Accordingly, holders of the Securities will not necessarily receive an amount equal to the Face Amount thereof. The Securities are not exchangeable for shares of Time Warner Common Stock at the option of the holder. No fractional shares of Time Warner Common Stock will be delivered at Maturity. See "Description of the Securities--General", "--Maturity;
                                      Exchange Rate" and "--Fractional Shares".

OPTIONAL REDEMPTION.................  The Securities are subject to redemption, at the option of the Company, in whole
                                      (but not in part) following the
                                      occurrence of a Tax Redemption Event, at the Tax Redemption Price, together with accrued and unpaid interest to but excluding the Redemption Date, upon not less than five Business Days' nor more than 45 calendar days' notice. "Tax Redemption Event" is defined under "Risk Factors--Tax Event Redemption". The "Tax Redemption Price" will be one hundred and five percent (105%) of the greater of (i) the average Closing Price (as defined herein) of the Securities over the five Trading Days immediately preceding the day on which the notice of redemption (the "Redemption Notice") is released on the PR Newswire and (ii) the Closing Price of the Securities on the Trading Day immediately preceding the day on which the Redemption Notice is released on the PR Newswire. The Tax Redemption Price may be paid in cash or shares of Time Warner CommonStock or a combination of both as specified in the Redemption Notice. To the extent that the Company chooses to pay the Tax Redemption Price in shares of Time Warner Common Stock, the Company will deliver per each such Security the number of shares of Time Warner Common Stock which equals the quotient of (i) the Tax Redemption Price per Security and (ii) the average Volume Weighted Average Price of Time Warner Common Stock for the five Trading Days immediately preceding the date on which the Redemption Notice is released on the PR Newswire.

RANKING.............................  The Securities will be unsecured obligations of the Company and will rank pari passu with all of its other unsecured and unsubordinated indebtedness.

RELATIONSHIP OF SECURITIES TO TIME
 WARNER COMMON STOCK................
                                      The Securities will bear interest at
                                          % per annum, a yield in excess of the
                                          % current dividend yield of the Time
                                      Warner Common Stock based on the Initial
                                      Price of $      , and the most recent
                                      $0.09 per share quarterly dividend
                                      payable on the Time Warner Common Stock.
                                      However, the opportunity for equity
                                      appreciation afforded by an investment in
                                      the Securities is less than the
                                      opportunity for equity appreciation
                                      afforded by an investment in Time Warner
                                      Common Stock because the amount
                                      receivable by a holder of a Security upon
                                      exchange at Maturity (based on the
                                      Maturity Price) will only exceed the Face
                                      Amount of such Security if the Maturity
                                      Price exceeds the Threshold Appreciation
                                      Price (which represents an appreciation
                                      of       % over the Initial Price).
                                      Moreover, holders of the Securities will
                                      only be entitled to receive upon exchange
                                      at Maturity       % (the percentage equal
                                      to the Initial Price divided by the
                                      Threshold Appreciation Price) of any
                                      appreciation of the value of the Time
                                      Warner Common Stock in excess of the
                                      Threshold Appreciation Price. Holders of the Securities will not be entitled to any rights with respect to the Series D Convertible Preferred Stock, par value $0.10 per share, of Time Warner (the "Series D Time Warner Preferred Stock") or the Time Warner Common Stock into which such shares are convertible (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall have converted the Series D Time Warner Preferred Stock into Time Warner Common Stock and exchanged shares of Time Warner Common Stock for Securities at Maturity and unless the applicable record date, if any, for the exercise of such rights occurs after such exchange.

PROPOSED NEW YORK STOCK EXCHANGE           .
SYMBOL..............................

USE OF PROCEEDS.....................  The net proceeds received from the sale of the Securities will be added to the
                                      Company's general corporate funds and
                                      will be used to retire outstanding
                                      commercial paper and for general
                                      corporate purposes. See "Use of
                                      Proceeds".

                                 RISK FACTORS

  As described in more detail below, the trading price of the Securities may vary considerably prior to Maturity due to fluctuations in the price of Time Warner Common Stock (which may occur due to, among other factors, changes in Time Warner's financial condition, results of operations or prospects) and, to a lesser extent, changes in the Company's financial condition, results of operations or prospects, fluctuations in interest rates and other factors that are difficult to predict and beyond the Company's control.

COMPARISON TO OTHER DEBT SECURITIES; RELATIONSHIP OF SECURITIES TO TIME WARNER COMMON STOCK

  The terms of the Securities differ from those of ordinary debt securities in that the value of the Time Warner Common Stock (or, at the Company's option, the amount of cash) that a holder of a Security will receive upon mandatory exchange of the principal amount thereof at Maturity is not fixed, but is based on the price of Time Warner Common Stock. See "Description of the Securities--Maturity; Exchange Rate". There can be no assurance that the value of the Time Warner Common Stock (or, at the Company's option, the amount of cash) (based on the Maturity Price) received by the holder upon exchange will be equal to or greater than the Face Amount of the Security because the price of Time Warner Common Stock is subject to market fluctuations. For example, if the Maturity Price is less than the Initial Price, the value of the Time Warner Common Stock (or, at the Company's option, the amount of cash) (based on the Maturity Price) received upon exchange will be less than the Face Amount paid for the Security, in which case an investment in Securities will result in a loss. The Securities are not principal protected and, accordingly, investors in the Securities may lose their entire investment.

  In addition, the opportunity for equity appreciation afforded by an investment in the Securities is less than the opportunity for equity appreciation afforded by an investment in Time Warner Common Stock because the amount receivable by a holder of a Security upon exchange at Maturity (based on the Maturity Price) will only exceed the Face Amount of such Security if the Maturity Price exceeds the Threshold Appreciation Price (which represents
an appreciation of    % over the Initial Price). Moreover, holders of the
Securities will only be entitled to receive upon exchange at Maturity     %
(the percentage equal to the Initial Price divided by the Threshold Appreciation Price) of any appreciation of the value of Time Warner Common Stock in excess of the Threshold Appreciation Price. Because the price of the Time Warner Common Stock is subject to market fluctuations, the value of the Time Warner Common Stock (or, at the Company's option, the amount of cash) (based on the Maturity Price) received by a holder of a Security upon exchange at Maturity, determined as described herein, may be more or less than the Face Amount of the Security.

  At Maturity, holders of the Securities will automatically receive shares of Time Warner Common Stock unless the Company exercises its option to deliver cash in lieu thereof. Such option, if exercised, may be exercised with respect to any or all of the shares of Time Warner Common Stock otherwise deliverable upon exchange of the outstanding Securities.

  It is anticipated that the trading prices of the Securities in the secondary market will be directly affected by the trading prices of Time Warner Common Stock in the secondary market. It is impossible to predict whether the price of Time Warner Common Stock will rise or fall. Trading prices of Time Warner Common Stock will be influenced by Time Warner's operating results and by economic, financial and other factors and market conditions that can affect the capital markets generally, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of Time Warner Common Stock in the market subsequent to the offering of the Securities or the perception that such sales could occur.

  The amount of Time Warner Common Stock (or, at the Company's option, the amount of cash) receivable at Maturity will be based on the Maturity Price. The Maturity Price is based on the Volume Weighted Average Price of Time Warner Common Stock for the 20 Trading Days ending two Business Days prior to Maturity. As a result, holders of the Securities may receive less than the Face Amount of the Securities, even though the market price of Time Warner Common Stock exceeds the Threshold Appreciation Price for substantial periods of time prior to the determination of the Maturity Price.

  The Indenture relating to the Securities does not contain any restriction on the ability of the Company to sell, pledge or otherwise convey all or any portion of the Series D Time Warner Preferred Stock held by it or the Time Warner Common Stock into which such Preferred Stock is convertible, and no such shares of Series D Time Warner Preferred Stock or Time Warner Common Stock (together, the "Time Warner Stock") will be pledged or otherwise held in escrow for exchange at Maturity. Consequently, in the event of a bankruptcy, insolvency or liquidation of the Company, any Time Warner Stock owned by the Company will be subject to the claims of the creditors of the Company. In addition, as described herein, the Company will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory exchange of the Securities at Maturity by delivering to holders of the Securities either the specified number of shares of Time Warner Common Stock or cash with an equal value or a combination of both. There can be no assurance that the Company will elect at Maturity to deliver shares of Time Warner Common Stock.

  Holders of the Securities will not be entitled to any rights with respect to the Series D Time Warner Preferred Stock or the Time Warner Common Stock into which such shares are convertible (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall have converted the Series D Time Warner Preferred Stock into Time Warner Common Stock and exchanged shares of Time Warner Common Stock for Securities at Maturity and unless the applicable record date, if any, for the exercise of such rights occurs after such date. For example, in the event that an amendment is proposed to the Certificate of Incorporation or Bylaws of Time Warner and the record date for determining the stockholders of record entitled to vote on such amendment occurs prior to such exchange, holders of the Securities will not be entitled to vote on such amendment, and the Company would be entitled to vote on the amendment without notifying or taking into account the interests of the holders of the Securities.

NO AFFILIATION BETWEEN THE COMPANY AND TIME WARNER; NO RESPONSIBILITY FOR TIME WARNER DISCLOSURE

  As of the date of this Prospectus, the Company owns 11,000,000 shares of Series D Time Warner Preferred Stock, with sole voting and investment power over all such shares. Each share of Series D Time Warner Preferred Stock is convertible, subject to certain anti-dilution adjustments, into 2.08264 shares of Time Warner Common Stock. Each share of Series D Time Warner Preferred Stock is entitled to two votes (voting together with the holders of the Time Warner Common Stock as a single class). In May 1997, the Company disposed of the 1,000,000 shares of Time Warner Common Stock. The Company is a minority investor in, and is not affiliated with, Time Warner. As such, it has no ability to control, directly or indirectly, the affairs or management of Time Warner.

  The information contained in this Prospectus concerning Time Warner has come solely from information made publicly available by Time Warner. See "Time Warner Inc." Neither the Company nor any Underwriter has participated in the preparation of Time Warner's publicly available documents or has made any "due diligence" inquiry into the accuracy or completeness of the information provided therein. Neither the Company nor any Underwriter assumes any responsibility for the accuracy or completeness of such information and there can be no assurance as to the accuracy or completeness of such information. Investors are urged to make their own investigation into the business and affairs of Time Warner. The Company does not intend to, and is under no obligation to, provide information to the holders of the Securities with respect to future developments in the business and affairs of Time Warner.

  Time Warner has no obligations with respect to the Securities and is under no obligation to take the needs of the Company or of holders of the Securities into consideration for any reason. Time Warner will not receive any of the proceeds of the offering of the Securities made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by holders of the Securities at Maturity. Time Warner is not involved with the administration or trading of the Securities and has no obligations with respect to the amount receivable by holders of the Securities at Maturity.

  Except for the Stockholder's Agreement described under "Relationship Between the Company and Time Warner--Contractual Arrangements" and the 90-day lock-up agreement described under "Underwriting", there are no restrictions on the Company's ability to sell shares of Series D Time Warner Preferred Stock or the shares of Time Warner Common Stock into which it is convertible. Sales of Time Warner Stock by the

Company may adversely affect the price of Time Warner Common Stock and the value of the Securities. Such sales may be made during the period during which the Maturity Price is calculated and may adversely affect the Maturity Price. The Company may make a substantial profit from its sales of Time Warner Stock while investors in the Securities may lose some or all of their investment.

DILUTION OF TIME WARNER COMMON STOCK

  The amount that holders of the Securities are entitled to receive upon the mandatory exchange thereof at Maturity is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of Time Warner that affect Time Warner's capital structure. See "Description of the Securities--Anti-Dilution Adjustments". Such amount to be received by such holders upon exchange at Maturity is not adjusted for certain other events, such as an issuer tender or exchange offer at a premium to the market price or a third party tender or exchange offer for shares of Time Warner Common Stock, and offerings of Time Warner Common Stock for cash or in connection with acquisitions, that may adversely affect the price of the Time Warner Common Stock and the trading price of the Securities. There can be no assurance that Time Warner will not make offerings of Time Warner Common Stock or take other action in the future that may adversely affect the trading price of the Securities.

TAX EVENT REDEMPTION

  Upon the occurrence of a Tax Redemption Event, the Company will have the right to redeem the Securities, as a whole and not in part, at the Tax Redemption Price, together with accrued and unpaid interest to but excluding the Redemption Date, upon not less than five Business Days' nor more than 45 calendar days' notice. A "Tax Redemption Event" will occur if the Internal Revenue Service promulgates Treasury regulations (the "Regulations") under proposed Section 1259 of the Internal Revenue Code of 1986, as amended (the "Code"), (which, if enacted, would require immediate recognition of gain with respect to "constructive sales" of certain appreciated financial positions), and, in the opinion of Baker & Botts, L.L.P, or other nationally recognized legal counsel experienced in such matters, (i) as a result of the promulgation of the Regulations, the Company will be required to recognize gain with respect to all or a portion of the Time Warner Stock held by the Company in an amount equal to the difference between the fair market value of such stock and the Company's basis in such stock, and (ii) such gain recognition may be deferred to a later taxable year if the Company redeems the Securities.

  The "Tax Redemption Price" means one hundred and five percent (105%) of the greater of (i) the average Closing Price of the Securities over the five Trading Days immediately preceding the day on which the Redemption Notice is released on the PR Newswire and (ii) the Closing Price of the Securities on the Trading Day immediately preceding the day on which the Redemption Notice is released on the PR Newswire. The Tax Redemption Price may be paid in cash or shares of Time Warner Common Stock or a combination of both as specified in the Redemption Notice. To the extent that the Company chooses to pay the Tax Redemption Price in shares of Time Warner Common Stock, the Company will deliver per each such Security the number of shares of Time Warner Common Stock which equals the quotient of (i) the Tax Redemption Price per Security and (ii) the average Volume Weighted Average Price of Time Warner Common Stock for the five Trading Days immediately preceding the date on which the Redemption Notice is released on the PR Newswire.

  On June 26, 1997, the House of Representatives approved a bill entitled "The Revenue Reconciliation Act of 1997" (the "House Bill"), and on June 27, 1997, the Senate approved a companion, though not identical, bill with the same title (the "Senate Bill"). Each bill contains a provision that, if enacted, would require a taxpayer to recognize taxable gain at the time of a "constructive sale" with respect to any appreciated position in stock entered into after June 8, 1997. Under each Bill a "constructive sale" will be deemed to occur with respect to an appreciated position in stock if the owner engages in certain specified transactions which generally eliminate substantially all risk of loss and eliminates substantially all opportunity for gain with respect to such position. The Company does not believe the issuance of the Securities will constitute a "constructive sale" under either

Bill because under the terms of the Securities the Company will retain the dividends and an opportunity for gain with respect to the underlying Time Warner Stock. The report accompanying the Senate Bill addresses the treatment of "collar" transactions which, as in the case of the Securities, imposes some limits on the owner's risk of loss and opportunity for gain with respect to the underlying appreciated position in stock. The Senate report further indicates that the determination regarding whether the terms of a particular "collar" constitute a constructive sale will be made in the Regulations that generally would be applicable only on a prospective basis. If the Regulations are issued instead with an effective date provision that applies to "collar" transactions entered into prior to the date of the Regulations and if the Regulations would treat the issuance of the Securities as a constructive sale of the Time Warner Stock, a "Tax Redemption Event" will be deemed to have occurred that will permit the Company to redeem the Securities if such redemption would avoid the constructive sale of the Time Warner Stock. See "Description of the Securities--Redemption." See also "Certain United States Federal Income Tax Considerations--Possible Tax Law Changes".

  The Company is unable to predict whether the House Bill or the Senate Bill will be enacted or, if enacted, what form the Regulations will ultimately take. As a result, there can be no assurance that a Tax Redemption Event will not occur.

UNCERTAINTY OF FEDERAL INCOME TAX CONSEQUENCES

  Neither the Internal Revenue Service nor any court has decided how the Securities or similar securities should be treated for United States federal income tax purposes. As a result, significant aspects of their tax treatment are uncertain. The Company will not ask the Internal Revenue Service to rule on how the Securities should be treated. The Internal Revenue Service may disagree with the description of tax consequences of owning the Securities that is described under "Certain United States Federal Income Tax Considerations".

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

  It is not possible to predict how the Securities will trade in the secondary market or whether such market will be liquid or illiquid. The Securities are new securities and there is currently no secondary market for the Securities. The Company has been advised by the Representatives of the Underwriters that they intend to make a market in the Securities but they are not obligated to do so and may discontinue such market making at any time without notice. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the Securities with liquidity of investment or that it will continue for the life of the Securities.

  The Company intends to make application to list the Securities on the NYSE. However, there can be no assurance that the Securities will not later be delisted or that trading in the Securities on the NYSE will not be suspended. If the Securities are not listed or traded on any securities exchange or trading market, or if trading of the Securities is suspended, pricing information for the Securities may be more difficult to obtain, and the liquidity of the Securities may be adversely affected.

RANKING OF THE SECURITIES; STATUS OF COMPANY AS A HOLDING COMPANY

  The Securities will be unsecured obligations of the Company and will rank pari passu with all of its other unsecured and unsubordinated indebtedness. At March 31, 1997, the Company had $1.5 billion of outstanding indebtedness that would rank pari passu with the Securities. The Company is a holding company, the only significant assets (as of the date of this Prospectus) of which are the 11,000,000 shares of Series D Time Warner Preferred Stock and the shares of capital stock of the Company's subsidiaries. The Securities will be structurally subordinated to all of the indebtedness of the Company's subsidiaries. At March 31, 1997, the Company's subsidiaries had $3.0 billion of outstanding indebtedness. Upon consummation of the Merger (as defined herein), the Securities will become an obligation of Houston (as defined herein) and will rank pari passu with all of Houston's other unsecured and unsubordinated indebtedness, and will be structurally subordinated to all existing and future liabilities and obligations of Houston's subsidiaries. Assuming that the Merger had been consummated on March 31, 1997, as of such date
Houston would have had $1.8 billion of outstanding indebtedness ranking pari passu with the Securities and the subsidiaries of Houston would have had $2.9 billion of outstanding indebtedness. It is anticipated that the indebtedness to be incurred by Houston to fund the cash portion of the Merger consideration (estimated to be approximately $1.3 billion) will be secured by liens or first priority security interests in the common stock of NorAm and certain of Houston's subsidiaries. See "Houston Industries Incorporated--The NorAm Merger".

FORWARD-LOOKING STATEMENTS

  Certain of the statements contained in documents incorporated by reference into this Prospectus may be considered forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are based on management's beliefs, as well as assumptions made by, and information currently available to, management. When used in these documents, words such as "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal," or similar words are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Important factors that could cause future results to differ include the effects of competition, legislative and regulatory changes, fluctuations in the weather and changes in the economy.

                        HOUSTON INDUSTRIES INCORPORATED

  The Company is a holding company operating principally in the electric utility business. Based on the intrastate operations of HL&P and the exemptions applicable to affiliates of HI Energy, the Company is currently exempt from regulation as a "registered" holding company under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), except with respect to the acquisition of voting securities of other domestic public utility companies and utility holding companies.

  In connection with the sale of the Company's cable television subsidiary in July 1995, the Company received 1,000,000 shares of Time Warner Common Stock and 11,000,000 shares of Series D Time Warner Preferred Stock. During 1996, the Company received $41.6 million in dividends attributable to these securities. In May 1997, the Company disposed of the 1,000,000 shares of Time Warner Common Stock.

  The Company's executive offices are located at Houston Industries Plaza, 1111 Louisiana, Houston, Texas 77002 (telephone number 713-207-3000).

HL&P

  HL&P is the principal subsidiary of the Company and is engaged in the generation, transmission, distribution and sale of electric energy. HL&P's service area covers a 5,000 square mile area on the Texas Gulf Coast, including Houston (the nation's fourth largest city). HL&P serves approximately 1.5 million residential, commercial and industrial customers. The business and operations of HL&P historically have accounted for substantially all of the Company's consolidated income from continuing operations and common stock equity. Following consummation of the Merger, it is anticipated that HL&P's electric utility operations and business will continue to account for the predominant portion of the consolidated income from continuing operations and common stock equity of Houston (as defined under "The NorAm Merger" below).

HI ENERGY

  HI Energy participates primarily in the development and acquisition of foreign independent power projects and the privatization of foreign generating and distribution facilities. As of March 31, 1997, HI Energy's investment in those projects totaled approximately $587 million. Since March 31, 1997 (to the date of this Prospectus), HI Energy has invested approximately $192 million in additional projects.

THE NORAM MERGER

  In December 1996, the shareholders of the Company and NorAm approved an Agreement and Plan of Merger ("Merger Agreement") pursuant to which the Company will merge into HL&P, and NorAm will merge into a subsidiary of the Company ("Merger Sub"). NorAm is principally engaged in the distribution and transmission of natural gas, including the gathering, storage and marketing of natural gas. Upon consummation of the mergers (collectively, the "Merger"), HL&P, the surviving corporation of the Company/HL&P merger, will be renamed "Houston Industries Incorporated" ("Houston") and will continue to conduct HL&P's electric utility business under HL&P's name. Merger Sub, the surviving corporation of the NorAm/Merger Sub merger, will be renamed "NorAm Energy Corp." and will continue to conduct NorAm's natural gas distribution and transmission business under NorAm's name. As a result of the Merger, NorAm will become a wholly owned subsidiary of Houston. The Merger Agreement also provides for alternative merger structures in certain circumstances. The closing of the Merger is subject to the satisfaction or waiver of various conditions precedent, including the obtaining of all required governmental authorizations and consents.

  Consideration for the purchase of NorAm shares will be a combination of cash and shares of Houston common stock. The transaction is valued at $4.1 billion, consisting of $2.5 billion for NorAm's common stock and equivalents and $1.6 billion of NorAm debt. As a consequence of the Merger, the Securities will become an obligation of Houston and will rank pari passu with all of Houston's other unsecured and unsubordinated indebtedness, and will be structurally subordinated to all existing and future liabilities and obligations of Houston's subsidiaries. Assuming that the Merger had been consummated on March 31, 1997, as of such date Houston would have had $1.8 billion of outstanding indebtedness ranking pari passu with the Securities and the subsidiaries of Houston would have had $2.9 billion of outstanding indebtedness. It is anticipated that the indebtedness to be incurred by Houston to fund the cash portion of the Merger consideration (estimated to be approximately $1.3 billion) will be secured by liens or first priority security interests in the common stock of NorAm and certain of Houston's subsidiaries.

                        SELECTED FINANCIAL INFORMATION

  The selected financial data for the five years ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company. The selected financial data for the three months ended March 31, 1997 and 1996 have been derived from the unaudited consolidated condensed financial statements of the Company and reflect all adjustments (consisting only of adjustments of a normal recurring nature) that in the opinion of management of the Company are necessary for a fair presentation of the results of such periods. The unaudited results of operations for the three months ended March 31, 1997 are not necessarily indicative of results expected for the year ending December 31, 1997 because of the seasonal nature of the Company's business. This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference". The Company is a party to the Merger Agreement among the Company, HL&P, NorAm and Merger Sub. For more information regarding the Merger, see "Houston Industries Incorporated--The NorAm Merger". No adjustment has been made to reflect the potential impact of the Merger. Such transaction contemplates the issuance of approximately $1.2 billion of common stock and approximately $1.3 billion of acquisition debt. In addition, as of March 31, 1997, NorAm had approximately $1.6 billion of indebtedness. On July 6, 1995, the Company closed the sale of its cable television operations, which operations have been accounted for as discontinued operations.

                             AS OF AND FOR THE                            AS OF AND FOR THE
                          QUARTER ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                          ------------------------   ---------------------------------------------------------------
                             1997         1996          1996         1995         1994         1993         1992
                          -----------  -----------   -----------  -----------  -----------  -----------  -----------
                                           (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues (1)............  $   878,101  $   823,507    $4,095,277  $ 3,729,271  $ 3,752,573  $ 4,083,238  $ 3,857,932
                          -----------  -----------   -----------  -----------  -----------  -----------  -----------
Income from continuing
 operations before
 cumulative effect of
 change in accounting
 (2)....................  $    59,620  $   (16,740)  $   404,944  $   397,400  $   423,985  $   440,531  $   370,031
Gain on sale of cable
 television subsidiary..                                              708,124
Loss from discontinued
 operations.............                                                           (16,524)     (24,495)     (29,544)
Cumulative effect of
 change in accounting
 (3)....................                                                            (8,200)                   94,180
                          -----------  -----------   -----------  -----------  -----------  -----------  -----------
Net income (2)..........  $    59,620  $   (16,740)  $   404,944  $ 1,105,524  $   399,261  $   416,036  $   434,667
                          ===========  ===========   ===========  ===========  ===========  ===========  ===========
Earnings per common
 share (4):
  Continuing operations
   before cumulative
   effect of change in
   accounting (2).......  $      0.26  $     (0.07)  $      1.66  $      1.60  $      1.72  $      1.69  $      1.43
  Gain on sale of cable
   television
   subsidiary...........                                                 2.86
  Loss from discontinued
   operations...........                                                              (.07)        (.09)        (.11)
  Cumulative effect of
   change in accounting
   (3)..................                                                              (.03)                      .36
                          -----------  -----------   -----------  -----------  -----------  -----------  -----------
Earnings per common
 share (2)..............  $      0.26  $     (0.07)  $      1.66  $      4.46  $      1.62  $      1.60  $      1.68
                          ===========  ===========   ===========  ===========  ===========  ===========  ===========
Cash dividends declared
 per common share (4)
 (5)....................  $     0.375  $     0.375   $      1.50  $      1.50  $      1.50  $     1.875  $      1.49
Dividend pay-out ratio
 from continuing
 operations (10)........          147%        (557)%          89%          94%          87%          89%         104%
Return on average common
 equity (6) (7) (10)....         1.56%       (0.41)%        10.2%        29.5%        12.0%        12.7%        13.3%
Book value per common
 share (2) (4)..........  $     16.31  $     16.18   $     16.41  $     16.61  $     13.64  $     12.53  $     12.68
Market price per common
 share (4)..............  $     20.88  $     21.63   $     22.63  $     24.25  $     17.82  $     23.82  $     22.94
Market price as a
 percent of book value
 (2)....................          128%         134%          138%         146%         131%         190%         181%
Total common stock
 equity.................  $ 3,814,240  $ 4,022,165   $ 3,827,961  $ 4,123,563  $ 3,369,248  $ 3,273,997  $ 3,284,713
Total assets of
 continuing operations..  $12,220,139  $11,713,835   $12,287,857  $11,819,606  $10,784,095  $10,867,581  $11,075,897
Net assets of
 discontinued
 operations.............                                                           618,982      487,026      231,252
                          -----------  -----------   -----------  -----------  -----------  -----------  -----------
  Total Assets..........  $12,220,139  $11,713,835   $12,287,857  $11,819,606  $11,403,077  $11,354,607  $11,307,149
                          ===========  ===========   ===========  ===========  ===========  ===========  ===========
Long-term obligations
 including current
 maturities--continuing
 operations (8).........  $ 3,089,634  $ 3,522,106   $ 3,280,113  $ 3,768,928  $ 3,905,518  $ 3,950,576  $ 4,244,077

                                            (table continued on following page)

                           AS OF AND FOR THE
                             QUARTER ENDED                    AS OF AND FOR THE
                               MARCH 31,                   YEAR ENDED DECEMBER 31,
                          --------------------  --------------------------------------------------
                             1997       1996       1996       1995      1994      1993      1992
                          ----------  --------  ----------  --------  --------  --------  --------
                                   (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Long-term obligations
 including current
 maturities included in
 net assets of
 discontinued
 operations.............                                               504,580   514,964   740,453
Short-term indebtedness.  $1,439,622  $292,728  $1,337,872  $  6,300  $423,291  $591,385  $564,249
Capitalization from
 continuing operations:
  Common stock equity...          53%       51%         53%       50%       44%       43%       42%
  Cumulative preferred
   stock of HL&P and
   HL&P obligated
   mandatorily
   redeemable securities
   of subsidiary trusts
   (including current
   maturities)..........           5%        5%          2%        5%        7%        7%        7%
  Long-term debt
   (including current
   maturities)..........          42%       44%         45%       45%       49%       50%       51%
Capital expenditures:
  HL&P electric capital
   and nuclear fuel
   expenditures
   (excluding AFUDC)
   (9)..................  $   43,284  $ 69,456  $  314,934  $296,635  $412,899  $329,016  $337,082
  Non-regulated electric
   power project
   expenditures and
   advances (excluding
   capitalized
   interest)............      19,443     3,731     493,179    49,835     7,087    35,796     1,625
  Cable television
   additions and other
   cable-related
   investments--
   discontinued.........                                      47,601    84,071    61,856    45,233
  Corporate headquarters
   expenditures
   (excluding
   capitalized interest)
   (9)..................                 3,666       5,308    89,627    44,250    26,034

--------
(1) Reflects a reclassification of HI Energy's equity income from Other-Income (Expense) to Revenues.
(2) The Company adopted Statement of Position (SOP) 93-6, "Employers' Accounting for Employee Stock Ownership Plans," effective January 1, 1994, which had the effect of reducing net income while increasing earnings per share. SOP 93-6 is effective only with respect to financial statements for periods after January 1, 1994, and no restatement was permitted for prior periods.
(3) The 1994 cumulative effect relates to the change in accounting for post-employment benefits. The 1992 cumulative effect relates to the change in accounting for revenues.
(4) All common share data reflect a two-for-one common stock dividend distribution in December 1995.
(5) Year ended December 31, 1993 includes five quarterly dividends of $.375 per share due to a change in the timing of the Company's Board of Directors' declaration of dividends. Dividend payout was $1.50 per share for 1993.
(6) The return on average common equity for 1995 includes the gain on the sale of the Company's cable television subsidiary. The return on average common equity excluding the gain was 11.7%.
(7) The calculation of return on average common equity has been changed from a 13-month average to a beginning plus ending balance formula. Prior years have been restated for consistent presentation.
(8) Includes Cumulative Preferred Stock subject to mandatory redemption but excludes HL&P Obligated Mandatorily Redeemable Securities of Subsidiary Trusts.
(9) During 1995 and 1996, HL&P made payments toward the purchase of its corporate headquarters building. Such payments are not reflected in the Company's electric capital and nuclear fuel expenditures because they are affiliate transactions eliminated upon consolidation.
(10) The Company believes that the ratios for the three-month periods are not necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of the Company's business and the recording of a $62 million after-tax charge to 1996 first quarter earnings.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's ratios of earnings from continuing operations to fixed charges for each of the periods indicated:

                                             THREE
                                            MONTHS
                                             ENDED
                                           MARCH 31, YEAR ENDED DECEMBER 31,
                                           --------- ------------------------
                                           1997 1996 1996 1995 1994 1993 1992
                                           ---- ---- ---- ---- ---- ---- ----
Ratio of earnings from continuing
 operations to fixed charges before
 cumulative effect of change in accounting
 (1)...................................... 1.92 0.68 2.76 2.71 2.89 2.78 2.29

--------
(1) Earnings were insufficient to cover fixed charges by $26.7 million for the three months ended March 31, 1996. The Company believes that the ratios for the three-month periods are not necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of the Company's business and the recording of a $62 million after-tax charge to 1996 first quarter earnings.

                                USE OF PROCEEDS

  The net proceeds received from the sale of the Securities will be added to the Company's general corporate funds and will be used to retire outstanding
commercial paper with interest rates expected to range from     % to     % and
maturities expected to range from      days to      days and for general
corporate purposes. As of the date of this Prospectus, the Company had
outstanding commercial paper of $        billion, the proceeds of which were
used for general corporate purposes, including the repurchase of the Company's common stock, the repayment of certain of the Company's long-term indebtedness and contributions or loans to HI Energy for the funding of investments and acquisitions.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the consummation of the offering of
20,000,000 Securities at an assumed Initial Price of $       (the last sale
price of the Time Warner Common Stock on          , 1997). No adjustment has
been made to reflect the potential impact of the Merger. Such transaction contemplates the issuance of approximately $1.2 billion of common stock and the issuance of approximately $1.3 billion of acquisition debt. In addition, as of March 31, 1997, NorAm had approximately $1.6 billion of indebtedness. The following data should be read in conjunction with the financial statements and notes thereto of the Company incorporated herein by reference. See "Incorporation of Certain Documents by Reference".

                                                           MARCH 31, 1997
                                                        ----------------------
                                                                        AS
                                                          ACTUAL     ADJUSTED
                                                        ----------  ----------
                                                            (THOUSANDS OF
                                                              DOLLARS)
Common stock equity:
  Common stock; no par value........................... $2,449,778  $2,449,778
  Treasury stock.......................................   (361,196)   (361,196)
  Unearned ESOP shares.................................   (243,796)   (243,796)
  Retained earnings....................................  1,969,454   1,969,454
                                                        ----------  ----------
    Total common stock equity..........................  3,814,240   3,814,240
                                                        ----------  ----------
Cumulative preferred stock of subsidiary (excluding
 current portion), no par value, not subject to
 mandatory redemption..................................      9,740       9,740
                                                        ----------  ----------
HL&P obligated mandatorily redeemable securities of
 subsidiary trusts holding solely subordinated
 debentures of HL&P....................................    340,810     340,810
                                                        ----------  ----------
Long-term debt (excluding current maturities):
  Securities offered hereby............................
  Debentures...........................................    349,144     349,144
  HL&P first mortgage bonds............................  2,552,349   2,552,349
  HL&P pollution control revenue bonds.................    123,000     123,000
  Other................................................      2,087       2,087
                                                        ----------  ----------
    Total long-term debt...............................  3,026,580
                                                        ----------  ----------
Short-term debt and current portion of long-term debt
 and preferred stock:
  Notes payable........................................  1,439,622
  Current portion of long-term debt and preferred
   stock...............................................     63,054      63,054
                                                        ----------  ----------
    Total short-term debt and current portion of long-
     term debt and preferred stock.....................  1,502,676
                                                        ----------  ----------
    Total Capitalization............................... $8,694,046  $
                                                        ==========  ==========

               RELATIONSHIP BETWEEN THE COMPANY AND TIME WARNER

OWNERSHIP OF TIME WARNER STOCK

  In connection with the sale of the Company's cable television subsidiary in July 1995, the Company received 1,000,000 shares of Time Warner Common Stock and 11,000,000 shares of Series D Time Warner Preferred Stock. Each share of Series D Time Warner Preferred Stock is convertible, subject to certain anti-dilution adjustments, into 2.08264 shares of Time Warner Common Stock. Each share of Series D Time Warner Preferred Stock is entitled to two votes (voting together with the holders of the Time Warner Common Stock as a single class). In May 1997, the Company disposed of the 1,000,000 shares of Time Warner Common Stock.

CONTRACTUAL ARRANGEMENTS

  In connection with the sale of the Company's cable television subsidiary to Time Warner in July 1995, the Company entered into a Stockholder's Agreement dated as of July 6, 1995 with Time Warner (as amended by a Letter Agreement dated November 18, 1996 among Time Warner Inc., Time Warner Companies, Inc., TW/KBLCOM INC. and the Company, the "Stockholder's Agreement"). The Stockholder's Agreement, with limited exceptions, prohibits the Company, its affiliates and associates, from acquiring securities of Time Warner and from taking certain actions in relation to Time Warner or its assets. The Stockholder's Agreement also prohibits the Company (and its affiliates and associates) from selling, transferring or otherwise disposing of the shares of Time Warner Stock it acquired in the sale of the Company's cable television subsidiary without the prior written consent of Time Warner unless such sale, transfer or disposition (i) is made to a person or entity that does not beneficially own, directly or indirectly, more than 5% of the aggregate voting power of all voting capital stock of Time Warner that vote together as a single class on matters on which holders of Time Warner Common Stock are entitled to vote, (ii) is made pursuant to a firm commitment underwritten offering, (iii) complies with the volume and manner of sale provisions of Rule 144 under the Securities Act or (iv) is made pursuant to certain other exceptions to the general prohibition. The Stockholder's Agreement does not prohibit the offering of the Securities nor does it require that Time Warner consent to the offering of the Securities.

                               TIME WARNER INC.

  According to publicly available documents, Time Warner, together with its consolidated and unconsolidated subsidiaries, is one of the world's leading media and entertainment companies. Time Warner classifies its business interests in four fundamental areas: Entertainment, consisting principally of interests in recorded music and music publishing, filmed entertainment, television production, television broadcasting and theme parks; Cable Networks, consisting principally of interests in cable television programming and sports franchises; Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing; and Cable, consisting principally of interests in cable television systems. Time Warner is a holding company that derives its operating income and cash flow from its investments in its direct subsidiaries, Time Warner Companies, Inc. and Turner Broadcasting System, Inc. Time Warner is subject to the informational requirements of the Exchange Act. Accordingly, Time Warner files reports, proxy statements and other information with the Commission under Commission File Number 1-12259. Copies of Time Warner's registration statements, reports, proxy statements and other information may be inspected and copied at certain offices of the Commission at the addresses listed under "Available Information" and through the Commission's home page on the Internet.

  THIS PROSPECTUS RELATES ONLY TO THE SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE TIME WARNER COMMON STOCK OR THE SERIES D TIME WARNER PREFERRED STOCK. ALL DISCLOSURES CONTAINED IN THIS PROSPECTUS REGARDING TIME WARNER ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. THE COMPANY AND THE UNDERWRITERS HAVE NOT PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS AND HAVE NOT MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE INFORMATION PROVIDED THEREIN AND

NEITHER THE COMPANY NOR ANY UNDERWRITER ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE COMPANY IS UNDER NO OBLIGATION TO PROVIDE HOLDERS OF THE SECURITIES WITH SUPPLEMENTAL INFORMATION REGARDING FUTURE DEVELOPMENTS AFFECTING TIME WARNER. THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF THE TIME WARNER COMMON STOCK HAVE BEEN PUBLICLY DISCLOSED. BECAUSE THE AMOUNT RECEIVABLE BY A HOLDER OF A SECURITY UPON EXCHANGE AT MATURITY IS RELATED TO THE TRADING PRICE OF THE TIME WARNER COMMON STOCK, SUCH EVENTS, IF ANY, WOULD MOST LIKELY ALSO AFFECT THE TRADING PRICE OF THE SECURITIES. INVESTORS ARE URGED TO CONDUCT THEIR OWN INVESTIGATION INTO THE BUSINESS AND AFFAIRS OF TIME WARNER.

          PRICE RANGE OF TIME WARNER COMMON STOCK AND CASH DIVIDENDS

  The principal market for the Time Warner Common Stock is the NYSE. The Time Warner Common Stock is also listed for trading on the Pacific and London Stock Exchanges. The following table sets forth, for the periods indicated, the high and low sale prices per share for the Time Warner Common Stock, as reported on the NYSE Composite Tape, and the amount of cash dividends paid per share.

                                 PRICE RANGE
                                 --------------      CASH
                                 HIGH      LOW     DIVIDENDS
                                 ------   -----    ---------
      1994
        First Quarter........... $ 44 1/4 $ 36 5/8   $.08
        Second Quarter..........   40 5/8   34 1/2    .09
        Third Quarter...........   38 3/4    34       .09
        Fourth Quarter..........   37 3/4   31 1/2    .09
      1995
        First Quarter........... $ 39 1/4  $33 5/8   $.09
        Second Quarter..........   43 1/2   34 1/4    .09
        Third Quarter...........   45 5/8   38 7/8    .09
        Fourth Quarter..........   41 1/4   35 3/4    .09
      1996
        First Quarter........... $ 45 1/4  $37 1/4   $.09
        Second Quarter..........   42 7/8   38 1/8    .09
        Third Quarter...........   39 7/8   29 3/4    .09
        Fourth Quarter..........   42 1/4   36 1/2    .09
      1997
        First Quarter........... $  45     $36 3/8   $.09
        Second Quarter..........                      .09
        Third Quarter (through
         July   , 1997).........

  The last reported sale price of the Time Warner Common Stock on July    ,
1997 as reported on the NYSE Composite Tape was $   .

  As of January 31, 1997, there were approximately 26,000 record holders of the Time Warner Common Stock.

                         DESCRIPTION OF THE SECURITIES

  The Securities will be issued under an Indenture, to be dated as of
          , 1997 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject, and is qualified in its entirety by reference, to all the provisions of the Indenture and the Securities, including the definitions therein of certain terms. Wherever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated by reference into this Prospectus.

GENERAL

  The Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. As of the date of this Prospectus, the Company's assets consist primarily of the stock of its subsidiaries and 11,0000,000 shares of Series D Time Warner Preferred Stock, and the Company conducts no substantial business or operations itself. Accordingly, the right of the Company, and hence the right of the creditors of the Company (including the holders of the Securities), to participate in any distribution of assets of any subsidiary of the Company upon its liquidation or reorganization will be subject to the prior claims of creditors of such subsidiaries, except to the extent that claims of the Company itself as a creditor of such subsidiaries may be recognized. See "Risk Factors--Ranking of the Securities; Status of Company as a Holding Company".

  The aggregate number of Securities to be issued will be limited to the 22,909,040 Securities being offered hereby (including the Underwriters'
overallotment option). The Securities, each in denominations of $          ,
will be evidenced by one or more global securities (the "Global Securities"), in fully registered form, without coupons, deposited with a custodian for, and registered in the name of a nominee of, DTC. See "--Book-Entry Only Issuance" below.

INTEREST

  Each Security, which will be issued with a Face Amount of $       , will
bear interest at the annual rate of      % on the Face Amount of the Security
(or $        per annum) from           , 1997, or from the most recent
Interest Payment Date (as defined below) to which interest has been paid or duly provided for until the principal amount thereof is exchanged at Maturity or earlier redemption pursuant to the terms of the Securities. Interest on the
Securities will be payable quarterly in arrears on each        ,        ,
        and        , commencing           , 1997 (each, an "Interest Payment
Date"), to the persons in whose names the Securities are registered as of the
close of business on the preceding      ,      ,       or      , as the case
may be (each a "Regular Record Date"). (Sections 301 and 307) Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day
months. (Section    ) If an Interest Payment Date falls on a day that is not a
Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest
will accrue as a result of such delayed payment. (Section     )

  Interest on the Securities will be payable, and delivery of Time Warner Common Stock (or, at the option of the Company, cash with an equal value or a combination of both) in exchange for the Securities at Maturity will be made upon surrender of such Securities, at the office of the Trustee at One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126. See "--Book-Entry Only Issuance" for a description of the manner in which payments will be made on Global Securities.

MATURITY; EXCHANGE RATE

  The Securities will mature on        , 2000. At Maturity (including as a
result of acceleration or otherwise), the principal amount of each Security will be mandatorily exchanged by the Company for a number of shares of Time Warner Common Stock (or, at the Company's option, which may be exercised with respect to any or all of the shares of Time Warner Common Stock deliverable upon exchange of the outstanding Securities, cash with an equal value) at the Exchange Rate, plus any accrued and unpaid interest up to Maturity. The "Exchange Rate" is equal to, subject to adjustment as a result of certain dilution events, (a) if the Maturity Price per share of Time Warner Common Stock is greater than or
equal to the Threshold Appreciation Price, .       shares of Time Warner
Common Stock per Security, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of Time Warner Common Stock per Security so that the value thereof (determined at the Maturity Price) is equal to the Initial Price and
(c) if the Maturity Price is less than or equal to the Initial Price, one share of Time Warner Common Stock per Security. No fractional shares of Time Warner Common Stock will be delivered at Maturity as provided below under "-- Fractional Shares".

  The Company may, at its option, in lieu of delivering shares of Time Warner Common Stock, deliver cash in an amount equal to the value of such number of shares of Time Warner Common Stock at the Maturity Price. Such option, if exercised, may be exercised with respect to any or all of the shares of Time Warner Common Stock otherwise deliverable upon exchange of the outstanding Securities. On or prior to the twenty-fifth Business Day prior to Maturity, the Company will notify the Trustee and publish a notice in a newspaper of national circulation published at least five days a week stating whether the principal amount of each Security will be exchanged for shares of Time Warner Common Stock or cash or both. If the Company elects to deliver shares of Time Warner Common Stock, holders of the Securities will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such stock. If less than all of the outstanding Securities are to be exchanged for Time Warner Common Stock, the Securities to be exchanged for Time Warner Common Stock will be selected by the Trustee from the outstanding Securities by lot or pro rata (as nearly as may be) or by any other method determined by the Trustee in its sole discretion to be equitable.

NO RESTRICTIONS ON COMPANY'S ABILITY TO TRANSFER TIME WARNER STOCK

  Although the Stockholder's Agreement restricts the ability of the Company to sell or otherwise dispose of shares of Time Warner Stock and the Company has agreed with the Underwriters not to sell or otherwise dispose of shares of Time Warner Stock within 90 days of the date of this Prospectus without the prior written consent of Goldman, Sachs & Co., the Indenture does not contain any restriction on the ability of the Company to sell, pledge or otherwise convey all or any portion of the Series D Time Warner Preferred Stock held by it or the Time Warner Common Stock into which such Preferred Stock is convertible, and no such shares of Time Warner Stock will be pledged or otherwise held in escrow for exchange at Maturity. Consequently, in the event of a bankruptcy, insolvency or liquidation of the Company, any Time Warner Stock owned by the Company will be subject to the claims of the creditors of the Company. In addition, as described herein, the Company will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory exchange for the principal amount of the Securities at Maturity by delivering to holders of the Securities either the specified number of shares of Time Warner Common Stock or cash with an equal value or a combination of both. There can be no assurance that the Company will elect at Maturity to deliver Time Warner Common Stock. Consequently, holders of the Securities will not be entitled to any rights with respect to the Series D Time Warner Preferred Stock or the Time Warner Common Stock into which such shares are convertible (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall have converted the Series D Time Warner Preferred Stock into Time Warner Common Stock and exchanged shares of Time Warner Common Stock for Securities at Maturity and, unless the applicable record date, if any, for the exercise of such rights occurs after such date.

DEFINITIONS

  "Business Day" means any day that is not a Saturday or Sunday or a day on which the NYSE or banking institutions or trust companies in New York, New York or Houston, Texas are authorized or obligated by law or executive order to close.

  "Calculation Agent" means The First National Bank of Chicago, or any successor Calculation Agent selected in accordance with the terms of the Indenture.

  "Closing Price" means, on any date of determination, the closing sale price (or, if no closing price is reported, the last reported sale price) of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal national securities exchange on which such security is so listed, or if such security is not so listed on a United States national securities exchange, as reported by the Nasdaq National Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

  "Face Value" and "Initial Price" mean $          .

  "Maturity Price" means the average Volume Weighted Average Price per share of Time Warner Common Stock for the 20 Trading Days ending two Business Days prior to Maturity.

  "Threshold Appreciation Price" means $     .

  "Trading Day" means, with respect to any security, any day on which (A) trading in the security is not suspended on any national securities exchange or association or over-the-counter market at the close of business and (B) such security has traded at least once on the national securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

  "Volume Weighted Average Price" means, with respect to any security, the display designated as page Volume at Price on the Bloomberg Financial Service (or such page as may replace the Volume at Price page on that service for the purpose of displaying daily volume and weighted trading prices of equity securities) or, if such service does not then publish daily volume and weighted trading prices of such security, such other page and service selected by the Calculation Agent that reports daily volume and weighted trading prices of such security or, if the Calculation Agent does not select another page or service, the Closing Price of such security.

  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Company and the holders of the Securities, and the Calculation Agent will have no liability therefor. The Calculation Agent will provide information as to any adjustments to the Exchange Rate upon written request by any holder of the Securities.

HYPOTHETICAL EXCHANGE RATES

  For illustrative purposes only, the following chart shows the number of shares of Time Warner Common Stock or the amount of cash that a holder of Securities would receive for each Security at various Maturity Prices. The table assumes that there will be no dilution adjustments to the Exchange Rate as described below. There can be no assurance that the Maturity Price will be
within the range set forth below. Given the Initial Price of $      and the
Threshold Appreciation Price of $     , a holder of the Securities would
receive at Maturity the following number of shares of the Time Warner Common Stock or amount of cash (if the Company elects to settle the Securities in cash) per Security:

      MATURITY PRICE OF   NUMBER OF SHARES
         TIME WARNER       OF TIME WARNER  AMOUNT OF
        COMMON STOCK        COMMON STOCK     CASH
      -----------------   ---------------- ---------


FRACTIONAL SHARES

  No fractional shares of Time Warner Common Stock will be issued if the Company exchanges the Securities for shares of Time Warner Common Stock. In lieu of any fractional share otherwise issuable in respect of the Securities of any Holder which are exchanged at Maturity or upon redemption, such Holder shall be entitled to receive an amount in cash equal to the value of such fractional share at the Maturity Price or in the case of redemption, at the average Volume Weighted Average Price of Time Warner Common Stock for the five Trading Days immediately preceding the date on which the Redemption Notice is released on the PR Newswire.

REDEMPTION

  Upon the occurrence of a Tax Redemption Event, the Company will have the right to redeem the Securities, as a whole and not in part, at the Tax Redemption Price, together with accrued and unpaid interest to but excluding the Redemption Date, upon not less than five Business Days' nor more than 45 calendar days' notice. In order to exercise this redemption right, the Company must release the Redemption Notice on the PR Newswire prior to 9:00 a.m. Eastern Standard Time on any Trading Day no later than 30 calendar days following the promulgation of the Regulations. The Redemption Notice must be given no later than the next Business Day following the date on which the Redemption Notice is released on the PR Newswire, by publication in The Wall Street Journal, or, if The Wall Street Journal is not then published, a similar publication selected by the Calculation Agent, and, if the Securities at such time are in registered certificated form, the Redemption Notice must be placed in the mail to each holder of Securities no later than the next Business Day following the date on which the Redemption Notice is released on the PR Newswire. A Redemption Notice will be deemed given upon release of the Redemption Notice through the PR Newswire, even if the Company does not comply with its publication and mailing of notice obligations.

  A "Tax Redemption Event" will occur if the Internal Revenue Service promulgates the Regulations under proposed Section 1259 of the Code (which, if enacted, would require immediate recognition of gain with respect to "constructive sales" of certain appreciated financial positions) and, in the opinion of Baker & Botts, L.L.P, or other nationally recognized legal counsel experienced in such matters, (i) as a result of the promulgation of the Regulations, the Company will be required to recognize gain with respect to all or a portion of the Time Warner Stock held by the Company in an amount equal to the difference between the fair market value of such stock and the Company's basis in such stock, and (ii) such gain recognition may be deferred to a later taxable year if the Company redeems the Securities.

  The "Tax Redemption Price" means one hundred and five percent (105%) of the greater of (i) the average Closing Price of the Securities over the five Trading Days immediately preceding the day on which the Redemption Notice is released on the PR Newswire and (ii) the Closing Price of the Securities on the Trading Day immediately preceding the day on which the Redemption Notice is released on the PR Newswire. The Tax Redemption Price may be paid in cash or shares of Time Warner Common Stock or a combination of both as specified in the Redemption Notice. To the extent that the Company chooses to pay the Tax Redemption Price in shares of Time Warner Common Stock, the Company will deliver per each such Security the number of shares of Time Warner Common Stock which equal the quotient of (i) the Tax Redemption Price per Security and (ii) the average Volume Weighted Average Price of Time Warner Common Stock for the five Trading Days immediately preceding the date on which the Redemption Notice is released on the PR Newswire.

ANTI-DILUTION ADJUSTMENTS

GENERAL

  The Exchange Rate will be subject to adjustment as described below to the extent that any of the events requiring such adjustment occur during the period commencing on the date of this Prospectus and ending on the second Business Day prior to Maturity. No adjustments to the Exchange Rate will be made other than those specified below. Such adjustments do not cover all events that could affect the Exchange Rate, including, without limitation, an issuer tender or exchange offer at a premium to the market price or a third party tender or exchange offer for shares of Time Warner Common Stock, and offerings of Time Warner Common Stock for cash or in connection with acquisitions. See "Risk Factors--Dilution of Time Warner Common Stock".

  No adjustments to the Exchange Rate will be required unless such adjustment would require a change of at least 1% in the Exchange Rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a share of Time Warner Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share).

  The Company is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate or the occurrence of a Spin-Off (as defined under "Dividends and Other Distributions" below) or a Reorganization Event (as defined under "Consolidation, Merger or Sale of Assets" below) (or, in any case, if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Calculation Agent and the Trustee and to the holders of the Securities of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate was determined or the change in the consideration to be received by the holders of the Securities following a Spin-Off (if the Company elects not to adjust the Exchange Rate in connection with the Spin-Off) or a Reorganization Event and setting forth the revised Exchange Rate or consideration. In connection with a Spin-Off, such notice shall also include an election by the Company (as described below under "Dividends and Other Distributions") to either adjust the Exchange Rate or to deliver Spin-Off Securities (as defined below) to the holders of the Securities at Maturity.

  For purposes of the following anti-dilution provisions, all references to Time Warner Common Stock include any capital stock of Time Warner received upon reclassification of the common stock, par value $0.01 per share, of Time Warner.

  For purposes of clarity, it is intended that the adjustments for stock splits, reverse stock splits, stock dividends, cash dividends and other distributions described below are meant to apply only if such events actually occur.

STOCK SPLITS

  If the Time Warner Common Stock is subject to a stock split or reverse stock split, then at the opening of business on the first day on which the Time Warner Common Stock trades without the right to receive such dividend, the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of Time Warner Common Stock outstanding at the close of business on the record date for holders of Time Warner Common Stock entitled to such split plus or minus the number of shares resulting from such stock split or reverse stock split and the denominator will be the number of shares of Time Warner Common Stock outstanding at the close of business on such record date.

STOCK DIVIDENDS

  If the Time Warner Common Stock is subject to a stock dividend that is given ratably to all holders of shares of Time Warner Common Stock, then at the opening of business on the first day on which the Time Warner Common Stock trades without the right to receive such dividend (the "ex-dividend date"), the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of Time Warner Common Stock outstanding at the opening of business on such ex-dividend date plus the number of shares constituting such stock dividend and the denominator will be the number of shares of Time Warner Common Stock outstanding at the opening of business on such ex-dividend date.

RIGHTS AND WARRANTS

  If Time Warner issues rights or warrants to all holders of Time Warner Common Stock to subscribe for or purchase shares of Time Warner Common Stock (other than rights to purchase shares of Time Warner Common Stock pursuant to a plan for the reinvestment of dividends or interest) at an exercise price per share less than the Closing Price of the Time Warner Common Stock on the record date for determining the holders of Time Warner Common Stock entitled to receive such rights and warrants and the expiration date of such rights or warrants precedes the second Business Day prior to Maturity of the Securities, then the Exchange Rate will be adjusted by multiplying such Exchange Rate by a fraction, the numerator of which will be the number of shares of Time Warner Common Stock outstanding at the close of business on such record date, plus the number of additional shares of Time Warner Common Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of Time Warner Common Stock outstanding at the close of business on such record date, plus the number of additional shares of Time Warner Common Stock which the aggregate offering price of the total number of shares of Time Warner Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price of the Time Warner Common Stock on such record date, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price. To the extent that shares of Time Warner Common Stock are not delivered after the expiration of such rights or warrants, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Time Warner Common Stock actually delivered.

DIVIDENDS AND OTHER DISTRIBUTIONS

  There will be no adjustments to the Exchange Rate to reflect cash dividends or other distributions paid with respect to Time Warner Common Stock other than Extraordinary Dividends. A dividend or other distribution with respect to Time Warner Common Stock will be deemed to be an "Extraordinary Dividend" (i) if such dividend or other distribution is of securities ("Spin-Off Securities") of an issuer other than Time Warner (a "Spin-Off") or (ii) if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Time Warner Common Stock by an amount equal to at least 10% of the Closing Price of Time Warner Common Stock on the first Business Day immediately preceding the date on which Time Warner Common Stock trades without the right to receive such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Time Warner Common Stock, the Exchange Rate will be adjusted at the opening of business on the ex-dividend date by multiplying such Exchange Rate by a fraction, the numerator of which will be the Closing Price of Time Warner Common Stock on the Business Day immediately preceding such ex-dividend date and the denominator will be the difference between such Closing Price and the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Time Warner Common Stock will equal
(i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Time Warner Common Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Board of Directors of the Company, whose determination will be conclusive and described in a resolution adopted with respect thereto.

  Notwithstanding the foregoing, in the case of a Spin-Off, the Company may, at its option, in lieu of adjusting the Exchange Rate, deliver at Maturity an amount of Spin-Off Securities equal to the product of the Exchange Rate and the amount of Spin-Off Securities issued per share of Time Warner Common Stock in the Spin-Off; provided, however; that the Company may, at its option, in lieu of delivering Spin-Off Securities to the holders of the Securities at Maturity, deliver cash in an amount equal to the value of such Spin-Off Securities. For purposes of delivering cash in lieu of delivering Spin-Off Securities at Maturity, the value of the Spin-Off Securities would be an amount equal to the average Closing Price per share of such Spin-Off Securities for the 20 Trading Days ending two Business Days prior to Maturity. If the Company elects to deliver Spin-Off

Securities at Maturity, holders of the Securities will be responsible for the payment of any and all brokerage and other transaction costs upon any subsequent sale of the Spin-Off Securities.

CONSOLIDATION, MERGER OR SALE OF ASSETS

  In the event of (A) any consolidation or merger of Time Warner, or any surviving entity or subsequent surviving entity of Time Warner (a "Time Warner Successor"), with or into another entity (other than a merger or consolidation in which Time Warner is the continuing corporation and in which the Time Warner Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Time Warner or another entity), (B) any sale, transfer, lease or conveyance to another corporation of the property of Time Warner or any Time Warner Successor as an entirety or substantially as an entirety, (C) any statutory exchange of securities of Time Warner or any Time Warner Successor with another corporation (other than in connection with a merger or acquisition) or
(D) any liquidation, dissolution or winding up of Time Warner or any Time Warner Successor (any such event described in clause (A), (B), (C) or (D), a "Reorganization Event"), the Exchange Rate used to determine the amount payable upon exchange at Maturity for each Security will be adjusted to provide that each holder of Securities will receive at Maturity for each Security cash in an amount equal to (a) if the Transaction Value (as defined below) is greater than or equal to the Threshold Appreciation Price, . multiplied by the Transaction Value, (b) if the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price and (c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value. "Transaction Value" means (i) for any cash received by the Company in any such Reorganization Event, the amount of cash received per share of Time Warner Common Stock, (ii) for any property other than cash or securities received by the Company in any such Reorganization Event, an amount equal to the market value at Maturity of such property received per share of Time Warner Common Stock as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company and (iii) for any securities received by the Company in any such Reorganization Event, an amount equal to the average Closing Price per share of such securities on the 20 Trading Days ending two Business Days prior to Maturity multiplied by the number of such securities received for each share of Time Warner Common Stock.

  Notwithstanding the foregoing, the Company may, at its option, in lieu of delivering cash as described above, deliver (a) an amount of cash equal to (i) the Exchange Rate (adjusted as described above) times (ii) the amount of cash, if any, received by the Company per share of Time Warner Common Stock in such Reorganization Event plus (b) property in an amount equal to (i) the Exchange Rate (as so adjusted) times (ii) the amount of property, if any, received by the Company per share of Time Warner Common Stock in such Reorganization Event plus (c) securities in a number or amount, as applicable, equal to (i) the Exchange Rate (as so adjusted) times (ii) the number or amount, as applicable, of securities, if any, received by the Company in such Reorganization Event per share of Time Warner Common Stock. If the Company elects to deliver securities or other property, holders of the Securities will be responsible for the payment of any and all brokerage and other transaction costs upon any subsequent sale of such securities or other property. The kind and amount of securities into which the Securities shall be exchangeable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

EVENTS OF DEFAULT

  Each of the following will constitute an Event of Default under the Indenture with respect to the Securities: (a) failure to pay the principal amount of or any premium of any Security when due; (b) failure to pay any interest on any Security when due, continued for 30 days; (c) failure to perform any other covenant of the Company in the Indenture, continued for 90 days after written notice has been given by the Trustee, or the holders of at least 25% in Face Amount of the outstanding Securities, as provided in the Indenture; and (d) certain events in bankruptcy, insolvency or reorganization involving the Company. (Section 501)

  If an Event of Default (other than an Event of Default described in clause
(d) above) with respect to the Securities shall occur and be continuing, either the Trustee or the holders of not less than 25% in aggregate Face Amount of the outstanding Securities by notice as provided in the Indenture may declare the principal amount of the Securities to be due and payable immediately. If an Event of Default described in clause (d) above with respect to the Securities shall occur, the principal amount of the Securities will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate Face Amount of the outstanding Securities may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502)

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and certain other exceptions, the holders of a majority in aggregate Face Amount of the outstanding Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities. (Section 512)

  No holder of any Security will have any right to institute any proceeding, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default; (ii) the holders of not less than 25% in Face Amount of the outstanding Securities will have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate Face Amount of the outstanding Securities a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) Notwithstanding these provisions, the holder of any Security shall have the right, which is absolute and unconditional, to receive payment of the principal of, premium of, if any, and interest on such Security in accordance with the terms thereof and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder. (Section 508)

  The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MERGER, CONSOLIDATION AND SALE OF ASSETS

  The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company unless (i) the successor Person (if any) is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met; provided, however, that notwithstanding the foregoing, in order to consummate the Merger, (x) Houston will assume the Company's obligations on the Securities and under the Indenture by operation of law and will not be required to enter into an indenture supplemental to the Indenture to expressly assume such obligations and (y) the Company will only be required to deliver to the Trustee a certificate of one of its executive officers to the effect that immediately after giving effect to the Merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and an opinion of counsel that when the Merger takes effect, Houston, by operation of law, will be liable for the Company's obligations on the Securities and under the Indenture. (Sections 801 and 802)

MODIFICATION AND WAIVER

  From time to time the Company and the Trustee may, without the consent of the holders of the Securities, enter into an indenture or indentures supplemental to the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies; provided, however, that any such action does not materially adversely affect the interest of the holders of the Securities. The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in Face Amount of the Securities, to enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of holders of the Securities; provided, however, that no such supplemental indenture may, without the consent of the holder of each outstanding Security affected thereby, (a) change the Stated Maturity of, the principal of, the premium of, if any, or any installment of interest on, any Security, (b) reduce the Face Amount, or principal amount with respect to, or premium of, if any, or interest on, any Security, (c) change the place or currency of payment of the principal of, premium of, if any, or interest on, any Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (e) reduce the percentage in Face Amount of outstanding Securities, the consent of whose holders is required for modification or amendment of the Indenture, (f) reduce the percentage in Face Amount of outstanding Securities necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (g) modify such provisions with respect to modification and waiver except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Security affected thereby. (Section 902)

BOOK-ENTRY ONLY ISSUANCE

  The Securities will be represented by one or more fully registered global securities (collectively, the "Global Security"). The Global Security will be deposited upon issuance with a custodian for The Depository Trust Company ("DTC") and registered in the name of DTC or a nominee of DTC (the "Global Security Registered Owner"). Except as set forth below, the Global Security may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Security, DTC will credit the accounts of Participants designated by the Underwriters with portions of the Face Amount of the Global Securities and (ii) ownership of such interests in the Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Security). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Such laws may impair the ability to transfer beneficial interests in a Global Security.

  Except as described below, owners of interests in the Global Security will not have Securities registered in their names, will not receive physical delivery of Securities in definitive form and will not be considered the registered owners or holders thereof under the Indenture for any purpose. As long as DTC, or its nominee, is the registered owner of the Global Security, DTC, or its nominee, as the case may be, will be considered the sole owner and holder of the Securities represented by the Global Security for all purposes under the Indenture and the Securities.

  Payment of principal and any interest on the Securities registered in the name of the Global Security Registered Owner will be payable by the Trustee to the Global Security Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Securities, including the Global Security, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. (Section 308) Consequently, none of the Company, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Security, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Security or (ii) any other matter relating to the actions and practices of DTC or any of its Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in Face Amount of beneficial interests in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Securities, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions of the Global Security Registered Owner for all purposes.

  The Global Security is exchangeable for definitive Securities in registered certificated form only if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as the depositary for the Global Security and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Securities in definitive registered certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Securities. Upon issuance of Securities in definitive registered certificated form, the Trustee is required to register the securities in the name of, and cause the Securities to be delivered to, the Person or Persons (or the nominee thereof) identified as the beneficial owners as DTC shall direct.

FORM, EXCHANGE AND TRANSFER

  The Securities will be issuable only in fully registered form, without
coupons, each in denominations of $       . (Section 302)

  At the option of the holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities will be exchangeable for other Securities of any authorized denomination and of a like tenor and aggregate Face Amount. (Section 305)

  Subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company has appointed the Trustee as Security Registrar. (Section 1002)

NOTICES

  Notices to holders of Securities will be given by mail to the addresses of such holders as they may appear in the Security Register except, in the case of a redemption, notice will also be given by press release and publication. (Sections 101 and 106)

TITLE

  The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Security is registered as the absolute owner thereof (whether or not such Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

  The Indenture and the Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

INFORMATION CONCERNING THE TRUSTEE

  The Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939, as amended. Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  The Trustee is a party to credit agreements under which the Company and certain of its subsidiaries and entities in which the Company has an ownership interest have bank lines of credit. The Trustee also serves as trustee for certain pollution control bonds issued on behalf of HL&P. The Company and certain of its subsidiaries and affiliates also maintain depositary and other normal banking relationships with the Trustee.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material United States federal income tax consequences resulting from the purchase, ownership and disposition of the Securities. This summary only addresses the tax consequences to a person that acquires the Securities on their original issuance at the Initial Price and that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership that is organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary (a "United States Person"). This summary does not address all the possible tax consequences that may be applicable to a particular holder in light of its individual investment circumstances, nor does it address the tax consequences to (i) persons that are not United States Persons, (ii) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, and dealers in securities or currencies, (iii) persons that will hold the Securities as part of a position in a "straddle" or as part of a "hedging", "conversion" or other integrated investment transaction for federal income tax purposes, (iv) persons whose functional currency is not the United States dollar, (v) persons that do not hold the Securities as capital assets, or (vi) persons that acquire a Security at other than the Initial Price.

  The statements of law or legal conclusion set forth in this summary constitute the opinion of Baker & Botts, L.L.P., counsel to the Company. This summary is based upon the Code, Treasury Regulations, rulings and pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions in effect on the date of this Prospectus, all of which are subject to change at any time. No ruling has been or will be requested from the IRS with respect to the correct tax treatment of the Securities. In addition, no existing statutory, judicial or administrative authority directly addresses the characterization of the Securities for U.S. federal income tax purposes. As a result, significant uncertainty exists concerning the proper tax treatment of the Securities. An opinion of counsel is not binding on the IRS, and there can be no assurance that the IRS will agree with the conclusions expressed herein. This summary does not include any description of the tax laws of any state or local government, or of any foreign government, that may be applicable to the Securities or holders thereof.

  PERSONS CONSIDERING THE PURCHASE OF THE SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  Pursuant to the terms of the Indenture, the Company and every holder of a Security will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Security for all tax purposes as a forward purchase contract to purchase Time Warner Common Stock (and Spin-Off Securities, if any) at Maturity (including as a result of acceleration or otherwise), under the terms of which contract (i) at the time of issuance of the Security the holder deposits irrevocably with the Company a fixed amount of cash equal to the purchase price of the Security to assure the fulfillment of the holder's purchase obligation described in clause (iii) below, which deposit will unconditionally and irrevocably be applied at Maturity to satisfy such obligation, (ii) until Maturity the Company will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the Security as compensation to the holder for the Company's use of such cash deposit during the term of the Security, and (iii) at Maturity such cash deposit unconditionally and irrevocably will be applied by the Company in full satisfaction of the holder's obligation under the forward purchase contract, and the Company will deliver to the holder the number of shares of Time Warner Common Stock (and Spin-Off Securities, if any) that the holder is entitled to receive at Maturity pursuant to the terms of the Securities (subject to the Company's right to deliver cash in lieu of the shares of Time Warner Common Stock (and Spin-Off Securities, if any)). (Prospective investors should note that cash proceeds of this offering will not be segregated by the Company during the term of the Security, but instead will be commingled with the Company's other assets and applied in a manner consistent with the "Use of Proceeds" discussion above.) Consistent with the above characterization, (i) amounts paid to the Company in respect of the original issue of a Security will be treated as allocable in their entirety to the amount of the cash deposit attributable to such Security and (ii) amounts denominated as interest that are payable with respect to the Security will be characterized as interest payable on the amount of such deposit, includible annually in the income of the holder as interest income in accordance with such holder's method of accounting.

  Under the above characterization of the Securities, a holder's tax basis in a Security generally will equal the holder's cost for that Security. Upon the sale or other taxable disposition of a Security, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the holder's tax basis in the Security. Such gain or loss generally will be long-term capital gain or loss if the holder has held the Security for more than one year at the time of disposition.

  Under the above characterization of the Securities, if the Company delivers shares of Time Warner Common Stock (and Spin-Off Securities, if any) at Maturity, a holder will recognize no gain or loss on the purchase of the shares of Time Warner Common Stock (and Spin-Off Securities, if any) against application of the monies received by the Company in respect of the Securities. A holder will have a tax basis in such interest in the shares of Time Warner Common Stock (and Spin-Off Securities, if any) equal to the holder's tax basis in the Securities (less the portion of the tax basis of the Securities allocable to any fractional interest in shares of Time Warner Common Stock (and Spin-Off Securities, if any), as described in the next sentence). A holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of a fractional interest in a share of Time Warner Common Stock (and Spin-Off Securities, if any) equal to the difference between the cash received for the fractional interest and the portion of the basis of the Securities allocable to the fractional interest. If the Company delivers cash to the holder at Maturity, a holder will recognize capital gain or loss equal to any difference between the cash received from the Company and the holder's tax basis in the Security at that time. Such gain or loss generally will be long-term capital gain or loss if the holder has held the Security for more than one year at Maturity. The receipt of any accrued and unpaid interest at Maturity will be includible in the income of the holder as ordinary interest income.

  Due to the absence of authority as to the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning Securities under Treasury regulations promulgated in June 1996 governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and the adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument, the owner of that instrument will recognize ordinary interest income in excess of the cash the owner receives. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

  The Company believes that the Contingent Payment Regulations do not apply to the Securities, because those Regulations apply only to debt instruments that provide for contingent payments. The Securities are payable by the delivery of shares of Time Warner Common Stock (and Spin-Off Securities, if any) (unless the Company exercises its option to deliver cash to the holders at Maturity) and provide economic returns that are based upon the value of the Time Warner Common Stock (and Spin-Off Securities, if any) at Maturity. The Securities therefore offer no assurance that a holder's investment will be returned to the holder at Maturity. Accordingly, the Company believes that the Securities properly are characterized for tax purposes, not as debt instruments, but as forward purchase contracts in respect of which holders have deposited a fixed amount of cash with the Company, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations applied to the Securities, then, among other matters, (i) gain realized by a holder on the sale or other taxable disposition of a Security would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the Securities had been held for more than one year at the time of such disposition) and (ii) a holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules of the Contingent Payment Regulations summarized above) on the receipt of the shares of Time Warner Common Stock (and Spin-Off Securities, if any), rather than capital gain or loss upon the ultimate sale of such Securities.

  Even if the Contingent Payment Regulations do not apply to the Securities, it is possible that the IRS could seek to characterize the Securities in a manner that results in tax consequences to initial holders of the Securities different from those reflected in the Indenture and described above. Under alternative characterizations of the Securities, it is possible, for example, that the Securities could be treated as including a forward contract and one or more options.

NON-U.S. HOLDERS

  The Company's payments made with respect to a Security to any holder who is not a United States Person ("Non-U.S. Holder") will generally not be subject to United States federal withholding tax (except as discussed below with respect to backup withholding), provided that such holder complies with applicable certification requirements.

  A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or redemption of a Security, unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Security as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  In general, payments of principal, premium and interest with respect to a Security, and the proceeds of a sale of a Security within the United States
(i) will be subject to information reporting and (ii) will be subject to backup withholding at a rate of 31% if the holder fails to provide its taxpayer identification number on IRS Form W-9, fails to establish an exemption from backup withholding, or is otherwise subject to backup withholding under Section 3406 of the Code. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

POSSIBLE TAX LAW CHANGES

  On June 26, 1997, the House of Representatives approved a bill entitled "The Revenue Reconciliation Act of 1997" (the "House Bill"), and on June 27, 1997, the Senate approved a companion, though not identical, bill with the same title (the "Senate Bill"). Each bill contains a provision that, if enacted, would require a taxpayer to recognize taxable gain at the time of a "constructive sale" with respect to any appreciated position in stock entered into after June 8, 1997. Under each Bill a "constructive sale" will be deemed to occur with respect to an appreciated position in stock if the owner engages in certain specified transactions which generally eliminate substantially all risk of loss and all opportunity for gain with respect to such position. The Company does not believe the issuance of the Securities will constitute a "constructive sale" under either Bill because under the terms of the Securities the Company will retain the dividends and an opportunity for gain with respect to the underlying Time Warner Stock. The report accompanying the Senate Bill addresses the treatment of "collar" transactions which, as in the case of the Securities, imposes some limits on the owner's risk of loss and opportunity for gain with respect to the underlying appreciated position in stock. The Senate report further indicates that the determination regarding whether the terms of a particular "collar" constitutes a constructive sale will be made in the Regulations that generally would be applicable only on a prospective basis. If the Regulations are issued instead with an effective date provision that applies to "collar" transactions entered into prior to the date of the Regulations and if the Regulations would treat the issuance of the Securities as a constructive sale of the Time Warner Stock, a "Tax Redemption Event" will be deemed to have occurred that will permit the Company to redeem the Securities if such redemption would avoid the constructive sale of the Time Warner Stock. See "Description of the Securities--Redemption".

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed that it will sell to each of the Underwriters named below (the "Underwriters"), and each of such Underwriters, for whom Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective number of Securities set forth opposite its name below:

                                                                      NUMBER OF
      UNDERWRITER                                                     SECURITIES
      -----------                                                     ----------
      Goldman, Sachs & Co. ..........................................
      Credit Suisse First Boston Corporation.........................
      Merrill Lynch, Pierce, Fenner & Smith Incorporated.............
                                                                        -----
          Total......................................................
                                                                        =====

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Securities, if any are taken.

  The Underwriters propose to offer the Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a
concession of $    per Security. The Underwriters may allow, and such dealers
may reallow, a concession not exceeding $    per Security to certain brokers
and dealers. After the Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to 2,909,040 additional Securities solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Securities to be purchased by each of them, as shown in the foregoing table, bears to the 20,000,000 Securities offered.

  The Company has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, subject to certain exceptions set forth in the Underwriting Agreement, they will not offer, sell, contract to sell or otherwise dispose of any Time Warner Common Stock, any securities of Time Warner which are substantially similar to shares of Time Warner Common Stock or any securities which are convertible into or exchangeable for Time Warner Common Stock or such substantially similar securities without the prior written consent of Goldman, Sachs & Co.

  In connection with the offering of the Securities, the Underwriters may purchase and sell the Securities and shares of Time Warner Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities and/or of the Time Warner Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of Securities than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Securities sold in the offering for their account may be reclaimed by the syndicate if such Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities and/or Time Warner Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

  The Securities are a new issue of securities with no established trading market. The Company intends to make application to list the Securities on the NYSE. The initial public offering price for the Securities is equal to the last
sale price of the Time Warner Common Stock on             , 1997, as reported
on the NYSE. The Company has been advised by the Representatives that they intend to make a market in the Securities but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given to the liquidity of the trading market for the Securities. See "Risk Factors-- Possible Illiquidity of the Secondary Market".

  Goldman, Sachs & Co. have provided investment banking and financial advisory services to the Company, its subsidiaries or affiliates in the past, for which they have received customary compensation and expense reimbursement, and may do so again in the future.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                          VALIDITY OF THE SECURITIES

  The validity of the Securities will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas and for the Underwriters by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely as to all matters of Texas law upon the opinion of Baker & Botts, L.L.P. Certain legal matters will be passed upon for the Company by Hugh Rice Kelly, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Baker & Botts, L.L.P. James A. Baker, III, a senior partner in the law firm of Baker & Botts, L.L.P., is currently a director of the Company and beneficial owner of 1,500 shares of the Company's common stock.

                                    EXPERTS

  The financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DE-SCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITA-TION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   4
Risk Factors...............................................................   8
Houston Industries Incorporated............................................  13
Selected Financial Information.............................................  15
Ratio of Earnings to Fixed Charges.........................................  18
Use of Proceeds............................................................  18
Capitalization.............................................................  19
Relationship Between the Company and Time Warner...........................  20
Time Warner Inc. ..........................................................  20
Price Range of Time Warner Common Stock and Cash Dividends.................  21
Description of the Securities..............................................  22
Certain United States Federal Income Tax Considerations....................  32
Underwriting...............................................................  35
Validity of the Securities.................................................  36
Experts....................................................................  36

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             20,000,000 SECURITIES

                              HOUSTON INDUSTRIES
                                 INCORPORATED

                                    % AUTOMATIC
                          COMMON EXCHANGE SECURITIES
                           DUE               , 2000

                                  -----------

                                  PROSPECTUS

                                  -----------

                             GOLDMAN, SACHS & CO.

                          CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses payable by the Company in connection with the sale of the Securities offered hereby.

      Securities and Exchange Commission filing fee..................... $328,450
      Blue Sky fees and expenses........................................   20,000
      Trustee's fees and expenses.......................................    7,000
      Attorney's fees and expenses......................................  180,000
      Independent Auditor's fees and expenses...........................   40,000
      Printing and engraving expenses...................................   50,000
      Listing fees......................................................   55,000
      Rating agency fees................................................  174,000
      Miscellaneous expenses............................................    5,550
                                                                         --------
        Total........................................................... $860,000
                                                                         ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article V of the Company's Amended and Restated Bylaws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

  Additionally, Article IX of the Company's Restated Articles of Incorporation provides that a director of the Company is not liable to the Company or its shareholders for monetary damages for any act or omission in the director's capacity as director, except that Article IX does not eliminate or limit the liability of a director for (i) breaches of such director's duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) transactions from which a director receives an improper benefit, irrespective of whether the benefit resulted from an action taken within the scope of the director's office, (iv) acts or omissions for which liability is specifically provided by statute and (v) acts relating to unlawful stock repurchases or payments of dividends.

  Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

  The Underwriting Agreement to be entered into in connection with the offering of the Securities described in this Registration Statement, will provide that the Underwriters shall indemnify the Company, its directors and certain officers of the Company against liabilities resulting from information furnished by or on behalf of the Underwriters specifically for use in the Registration Statement.

  See "Item 17. Undertakings" for a description of the Commission's position regarding such indemnification provisions.

ITEM 16. EXHIBITS.

  See Index to Exhibits at page II-6.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, HOUSTON INDUSTRIES INCORPORATED CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON JUNE 30, 1997.

                                          HOUSTON INDUSTRIES INCORPORATED
                                            (Registrant)

                                                    /s/ Don D. Jordan
                                          By: _________________________________
                                             (Don D. Jordan, Chairman and
                                              Chief Executive Officer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

      /s/   Don D. Jordan             Chairman, Chief Execuitive     June 30, 1997
____________________________________     Officer and Director
          (Don D. Jordan)                (Principal Executive
                                               Officer)

      /s/ Stephen W. Naeve           Executive Vice President and    June 30, 1997
____________________________________   Chief Financial Officer
        (Stephen W. Naeve)               (Principal Financial
                                               Officer)

   /s/  Mary P. Ricciardello              Vice President and         June 30, 1997
____________________________________    Comptroller (Principal
      (Mary P. Ricciardello)             Accounting Officer)

      /s/   Milton Carroll                     Director              June 30, 1997
____________________________________
          (Milton Carroll)

       /s/   John T. Cater                     Director              June 30, 1997
____________________________________
           (John T. Cater)

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

   /s/   Robert J. Cruikshank                 Director               June 30, 1997
____________________________________
        (Robert J. Cruikshank)

    /s/    Linnet F. Deily                     Director              June 30, 1997
____________________________________
         (Linnet F. Deily)

     /s/    Lee W. Hogan                       Director              June 30, 1997
____________________________________
          (Lee W. Hogan)

   /s/     R. Steve Letbetter                  Director              June 30, 1997
____________________________________
        (R. Steve Letbetter)

   /s/    Alexander F. Schilt                  Director              June 30, 1997
____________________________________
        (Alexander F. Schilt)

    /s/     Bertram Wolfe                      Director              June 30, 1997
____________________________________
           (Bertram Wolfe)

                               INDEX TO EXHIBITS

 EXHIBIT                                                                  PAGE
 NUMBER                                                                  NUMBER
 -------                                                                 ------
  1.1*   --Form of Underwriting Agreement relating to the Securities.
  2.1    --Agreement and Plan of Merger among the Company, HL&P, HI
          Merger, Inc. and NorAm dated August 11, 1996 (incorporated by reference to Exhibit 2 to the Company's Form
          8-K dated August 11, 1996 (Commission File Number 1-7629)).
  2.2    --Amendment to Agreement and Plan of Merger dated as of
          October 23, 1996 among the Company, HL&P, HI Merger, Inc.
          and NorAm (incorporated by reference to Exhibit 2(c) to the
          Company's Registration Statement on Form S-4 (Registration
          Number 333-11329)).
  4.1*   --Form of Indenture governing the Securities between the
          Company and The First National Bank of Chicago, as Trustee.
  4.2*   --Form of Securities (included in Exhibit 4.1).
  4.3    --Stockholder's Agreement dated as of July 6, 1995 between the Company and Time Warner (incorporated by reference to
          Exhibit 2 to the Company's Schedule 13-D dated July 6, 1995
          (Commission File Number 5-19351)).
  4.4    --Amendment to Stockholder's Agreement dated November 18,
          1996 (incorporated by reference to Exhibit 10(x)(3) to the
          Company's Annual Report on Form 10-K for the fiscal year
          ended December 31, 1996 (Commission File Number 1-7629)).
  5.1*   --Opinion of Baker & Botts, L.L.P. relating to the
          Securities.
  8.1*   --Opinion of Baker & Botts, L.L.P. as to certain tax matters.
 12.1    --Computation of ratio of earnings to fixed charges
          (incorporated by reference to (i)
          Exhibit 12 to the Company's Annual Report on Form 10-K for
          the fiscal year ended December 31, 1996 (Commission File
          Number 1-7629) and (ii) Exhibit 12 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended ended
          March 31, 1997 (Commission File Number 1-7629)).
 23.1    --Consent of Deloitte & Touche LLP.
 23.2*   --Consent of Baker & Botts, L.L.P. (included in Exhibits 5.1 and 8.1).
 24.1    --Powers of Attorney.
 25.1    --Statement of Eligibility under Trust Indenture Act of 1939, as amended, of The First National Bank of Chicago, as
          Indenture Trustee.

--------
 * To be filed by amendment.